Exhibit 99.1

XO Communications, Inc. offers to acquire Global Crossing for $700 million

Reston, VA. — May 30, 2003 — XO Communications, Inc. (“XO”) today announced that it has made an offer to acquire all of the assets of Global Crossing LTD., and Global Crossing Holdings LTD, collectively (“Global Crossing”) for consideration of over $700 million, thereby increasing the proceeds available to Global Crossing creditors by over $100 million versus the current bid by Singapore Technologies Telemedia PTE LTD. The offer was made directly to advisors for the Bondholders, Banks and the Company.

XO’s offer is comprised of $250 million of cash, $200 million of new 11% secured notes secured by all of the assets of Global Crossing, $200 million junior preferred stock in New Global Crossing, a 100% owned subsidiary of XO, and 15 million 5 year warrants to acquire stock in XO at $10.00 per share.

“It is our intent to provide each of Global Crossing’s Banks and Bond claim holders with the same amount of cash and new notes as in the current plan, and to increase the equity consideration received by each by over $50 million.” stated Carl C. Icahn, Chairman of the Board of XO. “In addition, our proposal can close without regulatory headaches or financing contingencies and provides tremendous synergies between the two organizations that can benefit both Global Crossing’s creditors and XO shareholders.”

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations and results of operations of XO, and XO’s estimate of the length of time that its cash and marketable securities will fund its operations. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.

Contact: Carl Icahn 212 702 4333